Exhibit 99.1

Press Release

Action Products Elects New Director

ORLANDO, FL – August 30, 2005 –Action Products International, Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, announced that at the Board meeting on August 24, 2005, the Board elected Alan Stone, head of Wall Street Research, as a director. The Board now has three outside directors and two inside directors. Mr. Stone is currently the principal of Alan Stone & Company, LLC, (ASC) with offices in Los Angeles, New York, and West Palm Beach, FL. ASC has represented and provided consulting services to many successful publicly traded companies in the areas of investor relations, enhancing shareholder values, capital formation and merger/ acquisitions. His background as an analyst and investment banker should be helpful to APII in exploring merger/ acquisition candidates and other possible profitable growth opportunities. Mr. Stone is a graduate of the University of Pennsylvania, Wharton School of Finance, and holds an MBA in Finance from New York University Graduate School. He was formerly associated with Prudential Capital Markets, Merrill Lynch Asset Management, and Ladenberg, Thalman & Company, in New York City, prior to forming ASC and acquiring Wall Street Research.

At the board meeting several potential situations were reviewed and management was authorized to aggressively seek mergers and acquisitions. Management will release further information when a Letter Of Intent is signed.

The sales for 2005 August ($909,000 in 2004) are expected to exceed last year and the first shipment of Talking Stix™ and ToddWorld™ have left the ports in China and are expected to arrive in September.

About Action Products International, Inc.

Action Products International, Inc, based in Orlando Florida is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, I DIG Dinosaurs® and I DIG Treasures®, Space Voyagers® “The most authentic Space Toys on the Earth,” Climb@Tron™ window-climbing robots, and Curiosity Kits®. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Visit the Company’s web site at www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact:         Ray Oliver, Investor Relations Officer 407/481-8007 extension 723